Exhibit 10.13

RESOURCES CONNECTION, INC.

DIRECTORS DEFERRED COMPENSATION PLAN

(As Amended July 26, 2018)

1.PURPOSE OF PLAN

The purpose of this Plan is to afford members of the Board who are not officers or employees of the Corporation or one of its Subsidiaries the opportunity to defer the payment of certain compensation and equity awards paid or granted, as the case may be, for their service on the Board in the form of Stock Units which further align the interests of participating Board members and stockholders.

2.DEFINITIONS

Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

“Account” shall mean the bookkeeping account maintained by the Corporation on behalf of each Director that elects to defer his or her Compensation and/or Equity Awards under this Plan and is credited with Stock Units in accordance with Section 5.1 and Dividend Equivalents thereon in accordance with Section 5.2.  Subaccounts of an Account may be established for recordkeeping purposes to track Stock Units credited to the Account that are subject to different payment elections.

“Administrator” shall mean the administrator of this Plan as appointed by the Board in accordance with Section 8 of this Plan, which shall administer this Plan in accordance with the provisions hereof.

“Beneficiary” or “Beneficiaries” as to a Director shall mean the duly appointed and currently acting personal representative of the Director’s estate (which shall include either the Director’s probate estate or living trust).  In any case where there is no such personal representative of the Director’s estate duly appointed and acting in that capacity within ninety (90) days after the Director’s death (or such extended period as the Administrator determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed one hundred eighty (180) days after the Director’s death), then the Director’s Beneficiary shall be deemed to be the person or persons who can verify by court order that they are legally entitled to receive the benefits specified hereunder.  The payment of benefits under this Plan to a Beneficiary shall fully and completely discharge the Corporation, its Subsidiaries and the Administrator from all further obligations under this Plan with respect to the Director.

“Board of Directors” or “Board” shall mean the Board of Directors of the Corporation.

“Change in Control” shall mean the occurrence of (a) a “change in the ownership” of the Corporation within the meaning of Treasury Regulation 1.409A-3(i)(5)(v), (b) a “change in the effective control” of the Corporation within the meaning of Treasury Regulation 1.409A-3(i)(5)(vi)(A)(1) or 1.409A-3(i)(5)(vi)(A)(2), or (c) a change “in the ownership of a substantial portion of the assets” of the Corporation within the meaning of Treasury Regulation 1.409A-3(i)(5)(vii).

“Closing Price” shall mean, unless otherwise determined or provided by the Administrator in the circumstances and subject to adjustment pursuant to Section 6, the closing price (in regular trading) for a share of Common Stock on the NASDAQ Stock Market (the “Market”) for the date in question (or, if such date is not a trading day on the Market, as of the most recent Market trading day preceding the date on question) or, if the Common Stock is no longer listed or is no longer actively traded on the Market as of the applicable date, the Closing Price of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of this Plan in the circumstances.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the common stock of the Corporation, par value $0.01 per share, subject to adjustment pursuant to Section 6 of this Plan.

“Compensation” shall mean the amount of all periodic retainer fees, including additional chairperson, lead independent director, committee chair, and committee fees, payable to a Director for services as a member of the Board with respect to a particular Plan Year that, but for any deferral election made by such Director under this Plan, would have been payable in cash to such Director, as determined by the Administrator.  To the extent that additional fees are paid for attendance at meetings, Compensation shall not include meeting fees.

“Corporation” shall mean Resources Connection, Inc., a Delaware corporation, and any successor corporation.

“Director” shall mean a member of the Board who is not an officer or employee of the Corporation or one of its Subsidiaries.

“Dividend Equivalent” shall mean Stock Units credited to a Director’s Account pursuant to Section 5.2.

“Equity Award” shall mean any award of restricted stock or restricted stock units granted during a particular Plan Year by the Corporation to a Director for services as a member of the Board pursuant to the Equity Award Program.

“Equity Award Program” shall mean the Corporation’s Non-Employee Director Equity Award Program, as amended from time to time, adopted under the Performance Incentive Plan.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances and subject to adjustment pursuant to Section 6, the average closing price (in regular trading) for a share of Common Stock on the NASDAQ Stock Market (the “Market”) for the period of ten (10) consecutive trading days ending with the last trading day before the date in question or, if the Common Stock is no longer listed or is no longer actively traded on the Market as of the applicable date, the Fair Market Value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of this Plan in the circumstances.

“Performance Incentive Plan” shall mean the Resources Connection, Inc. 2014 Performance Incentive Plan, as amended from time to time (or a successor plan thereto).

“Plan” shall mean this Resources Connection, Inc. Directors Deferred Compensation Plan as set forth herein and as amended from time to time.

“Plan Year” shall mean the calendar year, with the first Plan Year being 2018.

“Separation from Service” shall mean a Director’s ceasing to serve as a member of the Board for any reason.  For purposes of clarity, if at the relevant time a  Director provides services for the Corporation as both an employee and as a member of the Board, to the extent permitted by Treasury Regulation Section 1.409A-1(h)(5), the services provided by such Director as an employee shall not be taken into account in determining whether the Director has experienced a Separation from Service as a director for purposes of the Plan.

“Stock Unit”  shall mean a non-voting unit of measurement which is deemed solely for bookkeeping purposes to be equivalent to one outstanding share of Common Stock (subject to Section 6) solely for purposes of this Plan.

“Subsidiary” shall mean any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation.

3.PARTICIPATION

Directors will be eligible to defer all or a portion of their Compensation and/or Equity Awards in accordance with Section 4.1.  Notwithstanding anything else contained in this Plan to the contrary, the Administrator may, in its sole discretion and effective as of the end of any Plan Year, terminate the ability of a Director to defer additional amounts under Section 4.1.

4.CONTRIBUTIONS

4.1Elections to Defer Compensation and Equity Awards.

4.1.1Amount and Timing of Deferrals.  Subject to Section 3 above, a Director may elect to defer any percentage or dollar amount of his or her Compensation with respect to a Plan Year up to 100% of the amount of such Compensation.  In addition, a Director may elect to receive any Equity Award granted or to be granted, as the case may be, to the Director during a Plan Year in the form of Stock Units credited under this Plan and defer the payment of up to 100% of such Stock Units as provided herein.  Except as provided in Section 4.1.2, any election by a Director to defer Compensation and any Equity Award must be filed with the Corporation, on a form and in a manner prescribed by the Corporation, by December 31 preceding the Plan Year with respect to which such election is effective or such earlier deadline as may be established by the Administrator with respect to such Plan Year.

4.1.2First Year of Eligibility.  In the case of an individual to be elected or appointed to the Board for the first time (i.e., a new Director) who was not previously employed by the Corporation or one of its Subsidiaries, he or she may make an election to defer Compensation and any Equity Award by filing a deferral election with the Corporation, on a form and in a manner prescribed by the Corporation, prior to the first day on which he or she is a Director.  Such election shall be effective beginning with the Plan Year in which the individual is first a Director as to Compensation and any Equity Award earned for services performed on or after the date he or she is first a Director.

4.1.3“Evergreen” Duration of Deferral Election and Changes to Deferral Elections.  Any election to defer Compensation or any Equity Award  made under Section 4.1.1 or Section 4.1.2 shall be irrevocable and shall continue in effect for (1) the Plan Year for which it is effective, and (2) unless and until a new election by the Director becomes effective as provided below, each subsequent Plan Year for so long as the Director remains a member of the Board.  If a Director makes a new election pursuant to Section 4.1.1 or provides the Corporation with written notice to terminate deferrals, such new election shall take effect beginning with the first new Plan Year to commence after such election or notice is received by the Corporation.  A Director who has filed an election to terminate deferrals under this Plan may elect to recommence deferrals for future Plan Years by filing a new election pursuant to Section 4.1.1.

5.ACCOUNTS

5.1Crediting of Stock Units.  The Corporation shall establish and maintain an Account for each Director who has elected under Section 4.1 to defer a portion of his or her Compensation or Equity Awards.  On or as soon as administratively practical after the date Compensation a Director has elected to defer under Section 4.1 would otherwise have been paid to the Director but for such deferral (the “Cash Payment Date”), the Corporation shall credit such Director’s Account with a number of Stock Units determined by dividing the amount of such Compensation deferred by the Director to this Plan by the Fair Market Value of a share of Common Stock as of the corresponding Cash Payment Date.  On or as soon as administratively practical after the date an Equity Award that a Director has elected to defer under Section 4.1 is granted, the Corporation shall credit such Director’s Account with a number of Stock Units equal to the number of Stock Units the Director has elected to defer hereunder.

5.2Dividend Equivalents.  As of any date on which the Corporation pays an ordinary cash dividend on its Common Stock (the “Dividend Payment Date”), the Director’s Account shall be credited with additional Stock Units equal to (i) the per-share cash dividend paid by the Corporation on its Common Stock on such date, multiplied by (ii) the total number of Stock Units (including any Dividend Equivalents previously credited hereunder) in the Director’s Account at the start of business as of the related dividend payment record date, divided by (iii) the Closing Price of a share of Common Stock as of the Dividend Payment Date.

5.3Account Not Funded; No Stockholder Rights.  A Director’s Account shall be a memorandum account on the books of the Corporation.  The Stock Units credited to a Director’s Account shall be used solely as a device for the determination of the amount of cash benefit to be eventually paid to such Director in accordance with this Plan.  The Stock Units shall not be treated as property or as a trust fund of any kind.  No Director shall be entitled to any voting or other stockholder rights with respect to Stock Units credited under this Plan.  The number of Stock Units credited (and the underlying shares of Common Stock to which the Stock Units relate) shall be subject to adjustment in accordance with Section 6 of this Plan.

5.4Reduction in Stock Units.  A Director’s Account shall be reduced by the number of Stock Units with respect to which payment is made or that terminate because the vesting requirements applicable to the Stock Units are not satisfied.

5.5Vesting of Stock Units.  Stock Units credited to a Director’s Account pursuant to an election to defer Compensation (and any Dividend Equivalents credited thereon) are 100 percent vested at all times.  Stock Units credited to a Director’s Account pursuant to an election to defer an Equity Award shall be subject to the vesting conditions applicable to such Equity Award pursuant to the Corporation’s Equity Award Program (and, to the extent such vesting conditions are not met, shall be subject to termination without payment in accordance with the terms of the Equity Award Program); provided that Dividend Equivalents credited to a Director’s Account with respect to such Stock units shall be 100 percent vested at all times.

6.ADJUSTMENTS IN CASE OF CHANGES IN COMMON STOCK

Upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust (1) the number, amount and type of shares of Common Stock (or other securities or property) that may become payable (or with respect to which the value of Stock Units is measured, as the case may be) with respect to the Stock Units credited under this Plan, as well as (2) the closing prices taken into account in determining Fair Market Value to the extent such an event occurs during the trading days over which the Fair Market Value is determined, in each case to the extent necessary to preserve the intended level of benefits (but without duplication of benefits if Dividend Equivalents are credited with respect to any such event).    Without limiting the generality of Section 8, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 6, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

7.PAYMENT OF STOCK UNITS

7.1Timing of Payment of Stock Units.

7.1.1Timing of Payment Generally.  Stock Units credited to a Director’s Account, to the extent such Stock Units are then vested, shall be paid to the Director in a lump sum upon or as soon as administratively practical following (and in all events within thirty (30) days following) the Director’s Separation from Service; provided, however, that at the time of making a deferral election pursuant to Section 4.1, a Director may elect to have the Stock Units subject to such election paid in substantially equal annual installments (not less than two (2) installments and not more than ten (10) installments), with the first such installment to be paid upon or as soon as administratively practical following (and in all events within thirty (30) days following) the Director’s Separation from Service and the remaining installments to be paid each year thereafter in the same calendar month in which the Director’s Separation from Service occurs until the entire Account has been paid.  For example, if a Director elects payment in annual installments over five (5) years, the first installment payment would equal one-fifth (1/5th) of the Stock Units subject to such election and credited to the Director’s Account as of the Director’s Separation from Service (rounded to the nearest whole share), the second installment payment would equal one-fourth (1/4th) of the Stock Units subject to such election and credited to the Director’s Account as of the start of the month for the month in which the first anniversary of the Director’s Separation from Service occurs (rounded to the nearest whole share), and so on.  The final payment (whether lump sum or installments) shall be rounded down to the nearest whole share.

7.1.2“Evergreen” Duration of Payment Election and Changes to Payment Elections.  A Director’s election as to the form of payment of his or her Account made under this Section 7.1 shall be irrevocable and shall apply to Stock Units (including Dividend Equivalent Stock Units) credited in respect of deferrals of Compensation and Equity Awards for the Plan Year for which it is effective and each subsequent Plan Year for so long as the Director remains a member of the Board unless, prior to the commencement of such subsequent Plan Year, the Director makes a new election pursuant to Section 4.1 that provides a different timing of payment for the deferred Compensation and Equity Awards for such subsequent Plan Year (but, for purposes of clarity, any such new election shall not apply to the Plan Year in which it is made or any prior Plan Year).  Notwithstanding the foregoing, if a Change in Control occurs before any Stock Units credited to a Director’s Account otherwise become payable (including any installment payments that the Director may have elected that have not yet become payable), such Stock Units shall be paid to the Director in a lump sum upon or as soon as administratively practical following (and in all events within thirty (30) days following) the Change in Control.

7.2Form of Payment.  Distribution of Stock Units shall be made in the form of a cash payment equal to, for each Stock Unit to be paid, the Fair Market Value of a share of Common Stock as of the date of payment.

7.3Specified Employees.  Notwithstanding any provision of this Plan to the contrary, if any payment of Stock Units pursuant to this Section 7 is triggered by a Director’s Separation from Service and the Director is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Director’s Separation from Service, the Director shall not be entitled to receive such payment until the earlier of (i) the date which is six (6) months after the Director’s Separation from Service for any reason other than death, or (ii) the date of the Director’s death.  Any amounts otherwise payable to the Director upon or in the six (6) month period following the Director’s Separation from Service that are not so paid by reason of this Section 7.3 shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Director’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Director’s death).  The provisions of this Section 7.3 shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A.

7.4Death of Director.  In the event that a Director or former Director dies before receiving payment of his or her vested Stock Units under this Plan, the balance of the Director’s vested Stock Units shall be paid to the Director’s Beneficiary, in the form of a lump sum payment, as soon as administratively practical after the date the Corporation is notified of the Director’s death.

8.ADMINISTRATION

8.1Administrator.  Unless otherwise provided by the Board, this Plan shall be administered by the Compensation Committee of the Board.

8.2Powers and Duties of the Administrator.  The Administrator shall be charged with the general administration of this Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(a)To construe and interpret the terms and provisions of this Plan;

(b)To make any required determination as to the amount or kind of benefits payable to Directors and their Beneficiaries, and to determine the time and manner in which such benefits are paid;

 (c)To make and publish such rules for the regulation of this Plan and procedures for the administration of this Plan as are not inconsistent with the terms hereof; and

(d)To delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.

8.3Binding Determinations; Indemnification.  Any action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons.  Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any Stock Units credited under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

8.4Information.  To enable the Administrator to perform its functions, the Corporation shall supply full and timely information to the Administrator on all matters relating to the compensation of all Directors, their termination of service, and such other pertinent facts as the Administrator may require.

8.5Annual Statements.  At least annually, the Corporation shall provide each Director with an Account a statement as to the number of Stock Units credited as of the date of such statement to such Director’s Account.

9.MISCELLANEOUS

9.1Unsecured General Creditor.  Directors and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Corporation or any of its Subsidiaries.  No assets of the Corporation or any Subsidiary shall be held under any trust or held in any way as collateral security for the fulfilling of the obligations of the Corporation under this Plan.  Any and all of the assets of the Corporation and its Subsidiaries shall be, and remain, the general unpledged, unrestricted assets of each such entity.  The Corporation’s obligations under this Plan shall be merely that of an unfunded and unsecured promise of the Corporation to pay money in the future to those persons to whom the Corporation has a benefit obligation under this Plan (as determined in accordance with the terms hereof), and the respective rights of the Directors and Beneficiaries shall be no greater than those of unsecured general creditors.

9.2Restriction Against Assignment.  The Corporation shall pay all amounts payable hereunder only to the person or persons designated by this Plan and not to any other person or corporation.  No part of a Director’s Account shall be liable for the debts, contracts, or engagements of any Director, his or her Beneficiary, or successors in interest, nor shall a Director’s Account be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever.  If any Director, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from this Plan, voluntarily or involuntarily, the Administrator, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Director, Beneficiary or successor in interest in such manner as the Administrator shall direct.

9.3Withholding.  The Corporation may, in its reasonable discretion, satisfy the amount of any state or federal tax withholding obligation with respect to any Compensation deferred under this Plan or benefits payable under this Plan by either (a) deducting such amounts from any compensation payable by the Corporation to the Director, or (b) reducing the Director’s deferral amount (in the case of such obligations arising in connection with a Compensation deferral) or benefits payable under this Plan (in the case of such obligations arising in connection with such payment) by the amount necessary to satisfy such withholding obligation.

9.4Amendment, Modification, Suspension or Termination.  The Board or the Administrator may at any time amend or modify this Plan, except that no amendment or modification shall have any retroactive effect to reduce any amounts allocated to a Director’s Account.  In addition, the Board or the Administrator reserves discretion to terminate this Plan and pay the Stock Units credited to Director’s Account hereunder to the Director, in each case in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix).

9.5Governing Law; Severability.  This Plan shall be construed, governed and administered in accordance with the laws of the State of Delaware.  If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

9.6Payments on Behalf of Persons Under Incapacity.  In the event that any amount becomes payable under this Plan to a person who, in the sole judgment of the Administrator, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Administrator may direct that such payment be made to any person found by the Administrator, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Administrator, the Corporation and its Subsidiaries.

9.7No Service Commitment.  Nothing contained in this Plan constitutes a continued service commitment by the Corporation or interferes with the right of the Corporation to increase or decrease the compensation of the Director from the rate in existence at any time.  No Director shall have any right to any payment or benefit hereunder except to the extent provided in this Plan.

9.8Compliance with Laws.  This Plan and the offer, issuance and delivery of shares of Common Stock and/or the payment of money through the deferral of compensation under this Plan are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law) and to such approvals by any listing, agency or any regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith.  Any securities delivered under this Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Corporation, provide such assurances and representations to the Corporation as the Corporation may deem necessary or desirable to assure compliance with all applicable legal requirements.

9.9Construction and Interpretation.  It is the intent of the Corporation that transactions pursuant to this Plan satisfy and be interpreted in a manner that satisfies the applicable requirements of Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”) so that, to the extent elections are timely made, the crediting of Stock Units, the payment of Stock Units and any other event with respect to Stock Units under this Plan will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Exchange Act and will not be subjected to avoidable liability thereunder.

This Plan is intended to comply with Section 409A of the Code (including the Treasury Regulations and other published guidance relating thereto) so as not to subject any Director to payment of any additional tax, penalty or interest imposed under Code Section 409A.  The provisions of this Plan shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Director.  Each payment and installment payable under this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

9.10Headings, etc. Not Part of Agreement.  Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.